Exhibit 99.01

News Release
MEDIA CONTACT:	INVESTOR CONTACT:
Yunsun Wee	Helyn Corcos
Symantec Corp.	Symantec Corp.
310-449-7009	408-517-8324
ywee@symantec.com	hcorcos@symantec.com
Symantec Closes Fiscal Year 2007 with Solid March Quarter
Results underpinned by strong deferred revenue growth and cash flow generation
CUPERTINO, Calif. — May 2, 2007 — Symantec Corp. (Nasdaq: SYMC) today reported results of its fiscal fourth quarter and the fiscal year 2007, ended March 30, 2007. GAAP revenue for the March 2007 quarter was $1.357 billion and non-GAAP revenue was $1.365 billion. Non-GAAP revenue grew 5 percent over the comparable period a year ago.
For the 2007 fiscal year, GAAP revenue was $5.20 billion and non-GAAP revenue was $5.25 billion. On a non-GAAP basis, 2007 fiscal year revenue grew 5 percent compared to the 2006 fiscal year’s non-GAAP revenue of $5 billion.
Symantec adopted Staff Accounting Bulletin 108 during the March quarter. As such, the GAAP and non-GAAP results for the fiscal year 2007 and the fiscal fourth quarter include the adoption of SAB 108. The resulting changes to the previously reported amounts are immaterial to the quarter and fiscal year.
GAAP deferred revenue at the end of March 2007 was $2.75 billion. Non-GAAP deferred revenue grew 19 percent to $2.77 billion compared to $2.32 billion, adjusted for SAB 108 at the end of March 2006.
GAAP Results: GAAP net income for the fiscal fourth quarter was $61 million, compared to $119 million for the same quarter last year. GAAP diluted earnings per share were $0.07, compared to earnings per share of $0.11 for the same quarter last year. For fiscal year 2007, Symantec reported net income of $404 million, compared to net income of $157 million for fiscal year 2006. Diluted earnings per share were $0.41 compared to earnings per share of $0.15 for fiscal year 2006. During the March quarter, GAAP earnings per share were impacted by a $51 million restructuring charge related to our recent reduction in force and further facilities consolidation activities.
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Symantec Closes Fiscal Year 2007 with Strong March Quarter

Non-GAAP Results: Non-GAAP net income for fiscal fourth quarter was $227 million, compared to $279 million for the same quarter last year. Non-GAAP diluted earnings per share were $0.24, compared to earnings per share of $0.26 for the year-ago quarter. For fiscal year 2007, Symantec reported non-GAAP net income of $992 million, compared to $1.14 billion in fiscal year 2006. Non-GAAP diluted earnings per share for the year were $1.01, compared to earnings per share of $1 for fiscal year 2006. For a detailed reconciliation of our GAAP to non-GAAP results, please refer to the attached consolidated financial statements.
“The actions we implemented over the past few quarters to improve our business operations allowed us to end our fiscal year with a solid March quarter,” said John W. Thompson, chairman and chief executive officer, Symantec. “With a more stable operating environment and a much stronger product portfolio, we look forward to a stronger fiscal year 2008.”
Financial Highlights
For the quarter, Symantec’s Consumer business represented 30 percent of total non-GAAP revenue and grew 11 percent year-over-year. Services represented 5 percent of total revenue and grew 31 percent year-over-year. The Security and Data Management business represented 38 percent of total revenue and grew 2 percent year-over-year. The Data Center Management business represented 27 percent of total revenue and remained flat year-over-year.
International revenues represented 52 percent of total non-GAAP revenue in the fourth quarter and grew 9 percent year-over-year. The Asia Pacific/Japan revenue for the quarter represented 14 percent of total revenue and grew 9 percent year-over-year. The Americas, including the United States, Latin America, and Canada, represented 54 percent of total revenue and increased 3 percent year-over-year. The Europe, Middle East, and Africa region represented 32 percent of total revenue for the quarter and grew 7 percent year-over-year.
June Quarter 2007 Guidance
For the June 2007 quarter, GAAP revenue is estimated between $1.275 billion and $1.305 billion. GAAP diluted earnings per share is estimated between $0.00 and $0.02.
Non-GAAP revenue for the quarter is estimated between $1.295 billion and $1.325 billion. Non-GAAP diluted earnings per share is estimated between $0.18 and $0.20.
GAAP deferred revenue is expected to be in the range of $2.71 billion and $2.75 billion. Non-GAAP deferred revenue is expected to be in the range of $2.75 billion and $2.79 billion.
Cash flow from operations is expected to exceed the June 2006 results of $368 million adjusted for SAB 108.
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Symantec Closes Fiscal Year 2007 with Strong March Quarter

Fiscal Year 2008 Guidance
For the fiscal year ending March 28, 2008, GAAP revenue is estimated between $5.59 billion and $5.69 billion. GAAP diluted earnings per share for the fiscal year ending in March 2007 is expected between $0.45 and $0.50.
Non-GAAP revenue is estimated between $5.65 billion and $5.75 billion. Non-GAAP diluted earnings per share is estimated between $1.10 and $1.15.
Quarterly Highlights
•	Symantec signed 376 contracts worldwide worth more than $300,000 each, including 99 worth more than $1 million each, during the quarter. Of those 376 contracts, 77 percent were multiple product deals.

•	In North America, Symantec signed new or extended agreements with customers including Chevron, the second-largest integrated energy company in the United States; San Antonio Independent School District, a K-12 district serving 55,000 students; Pittsburgh Public Schools, a K-12 school district with 29,000 students; Audio Visual Services Corp., a leading provider of audiovisual equipment rentals, staging services and related technical support; EDS Canada, a wholly owned subsidiary of the global EDS Corp.; Los Angeles Unified School District, the second largest school district in the nation with 708,000 students and ESRI, the world leader in GIS (geographic information system) mapping software and technology.

•	New or extended agreements with international customers included Lufthansa Systems; Beijing Mobile, a subsidiary of China Mobile Ltd., the leading mobile services provider in China; MBF, which provides trusted solutions that aim to protect and enhance their customers’ health and financial wellbeing; Hong Kong Air Cargo Terminals Limited, the world’s leading air cargo terminal operator; IXE Banco S.A., a fast-growing Mexican bank; Servicios Liverpool S.A. de C.V., a leading operator of shopping centers in Mexico; Lotte Data Communication Co., a leading provider of total IT services in Korea; IZB Informatik-Zentrum, the German IT service provider and operator for secure datacenters for the Sparkassen finance group; Vodafone D2 GmbH, the leading mobile communication provider in Germany and Nanya Technology Corp., an innovator in DRAM design, manufacturing, and sales.
Fiscal Year Highlights
•	Symantec unified its sales force to broaden account and opportunity coverage.

•	The company consolidated two ERP systems to drive operational efficiencies and improve the ease of transacting business.

•	The consumer team introduced two award-winning and market-leading products — Norton Internet Security 2007 and Norton 360.

•	Symantec entered into a multi-year contract with Hewlett Packard that will result in new HP consumer PCs being delivered with a trial copy of Norton Internet Security.
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Symantec Closes Fiscal Year 2007 with Strong March Quarter

•	The Data Center Management Group rolled out the Data Center Foundation suite of products, which is the only offering that allows data center managers to standardize on solutions from a single vendor across disparate operating systems.

•	Symantec repurchased $2.8 billion of its common stock.

•	Global Security Services introduced two new service offerings for enterprise customers — Symantec Operational Services and Symantec Residency Services — which provide enterprise customers with an extended range of IT infrastructure management options to incorporate best practices, improve efficiencies, and ultimately improve overall IT risk management.

•	The Security and Data Management Group launched the Storage Foundation Suite to help organizations protect themselves against risks across the wide range of e-mail, instant messaging, Web communications, file sharing and other information systems within the enterprise.
Conference Call
Symantec has scheduled a conference call for 5 p.m. ET/2 p.m. PT today to discuss results from the fiscal fourth quarter and fiscal year 2007 results, and to review guidance for the fiscal first quarter and fiscal year 2008. Interested parties may access the conference call on the Internet at http://www.symantec.com/invest/index.html. To listen to the live call, please go to the Web site at least 15 minutes early to register, download, and install any necessary audio software. A replay and script of our officers’ remarks will be available on the investor relations’ home page shortly after the call is completed.
About Symantec
Symantec is a global leader in infrastructure software, enabling businesses and consumers to have confidence in a connected world. The company helps customers protect their infrastructure, information and interactions by delivering software and services that address risks to security, availability, compliance and performance. Headquartered in Cupertino, Calif., Symantec has operations in 40 countries. More information is available at www.symantec.com.
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NOTE TO EDITORS: If you would like additional information on Symantec Corporation and its products, please visit the Symantec News Room at http://www.symantec.com/news. All prices noted are in U.S. dollars and are valid only in the United States.
Symantec and the Symantec Logo are trademarks or registered trademarks of Symantec Corporation or its affiliates in the U.S. and other countries. Other names may be trademarks of their respective owners.
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Symantec Closes Fiscal Year 2007 with Strong March Quarter

FORWARD-LOOKING STATEMENTS: This press release contains statements regarding our financial and business results, which may be considered forward-looking within the meaning of the U.S. federal securities laws, including statements relating to projections of future revenue, earnings per share, deferred revenue and cash flow from operations, as well as projections of amortization of acquisition-related intangibles and stock-based compensation. These statements are subject to known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to differ materially from results expressed or implied in this press release. Such risk factors include those related to: maintaining customer and partner relationships; the anticipated growth of certain market segments, particularly with regard to security and storage; the competitive environment in the software industry; changes to operating systems and product strategy by vendors of operating systems; fluctuations in currency exchange rates; the timing and market acceptance of new product releases and upgrades; the successful development of new products and integration of acquired businesses, and the degree to which these products and businesses gain market acceptance. Actual results may differ materially from those contained in the forward-looking statements in this press release. Additional information concerning these and other risk factors is contained in the Risk Factors section of our Form 10-K for the year ended March 31, 2006 and our Form 10-Q for the quarter ended Dec. 29, 2006. We assume no obligation to update any forward-looking information contained in this press release.
USE OF NON-GAAP FINANCIAL INFORMATION: Our results of operations have undergone significant change due to a series of acquisitions, the impact of SFAS 123(R) and other corporate events. To help our readers understand our past financial performance and our future results, we supplement the financial results that we provide in accordance with generally accepted accounting principles, or GAAP, with non-GAAP financial measures. The method we use to produce non-GAAP results is not computed according to GAAP and may differ from the methods used by other companies. Our non-GAAP results are not meant to be considered in isolation or as a substitute for comparable GAAP measures and should be read only in conjunction with our consolidated financial statements prepared in accordance with GAAP. Our management regularly uses our supplemental non-GAAP financial measures internally to understand, manage and evaluate our business and make operating decisions. These non-GAAP measures are among the primary factors management uses in planning for and forecasting future periods. Investors are encouraged to review the reconciliation of our non-GAAP financial measures to the comparable GAAP results, which is attached to our quarterly earnings release and which can be found, along with other financial information, on the investor relations page of our Web site at www.symantec.com/invest/.

SYMANTEC CORPORATION
Consolidated Balance Sheets
(In thousands)

	March 31,	March 31,
	2007	2006
	(unaudited)
ASSETS
Current assets:
Cash and short-term investments	$2,987,653	$2,865,802
Trade accounts receivable, net	666,968	670,937
Inventories	42,183	48,687
Current deferred income taxes	165,323	131,833
Other current assets	208,920	190,673

Total current assets	4,071,047	3,907,932
Property and equipment, net	1,092,240	946,217
Acquired product rights, net	909,878	1,238,511
Other intangible assets, net	1,245,638	1,440,873
Goodwill	10,340,348	10,331,045
Other long-term assets	91,719	48,605

	$17,750,870	$17,913,183

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Convertible subordinated notes	$—	$512,800
Accounts payable	149,131	167,135
Accrued compensation and benefits	307,824	277,170
Current deferred revenue	2,387,733	1,915,179
Other accrued expenses	234,915	185,882
Income taxes payable	238,486	419,401

Total current liabilities	3,318,089	3,477,567
Convertible senior notes	2,100,000	—
Long-term deferred revenue	366,050	248,273
Long-term deferred tax liabilities	343,848	493,956
Other long-term obligations	21,370	24,916
Stockholders’ equity:
Common stock	8,994	10,409
Capital in excess of par value	10,061,144	12,426,690
Accumulated other comprehensive income	182,933	146,810
Deferred stock-based compensation	—	(43,595)
Retained earnings	1,348,442	1,128,157

Total stockholders’ equity	11,601,513	13,668,471

	$17,750,870	$17,913,183

SYMANTEC CORPORATION
GAAP Consolidated Statements of Operations
(In thousands, except per share data)

	Three Months Ended		Year Ended
	March 31,		March 31,
	2007	2006	2007	2006
	(unaudited)		(unaudited)
Net revenues	$1,357,217	$1,238,560	$5,199,366	$4,143,392
Cost of revenues:
Cost of revenues	221,390	194,385	873,493	667,579
Amortization of acquired product rights	84,873	88,769	342,333	314,290

Cost of revenues	306,263	283,154	1,215,826	981,869
Gross profit	1,050,954	955,406	3,983,540	3,161,523
Operating expenses:
Sales and marketing	575,544	444,675	2,007,651	1,499,904
Research and development	218,469	202,520	866,882	682,125
General and administrative	79,266	71,418	316,783	228,563
Amortization of other intangible assets	49,932	50,347	201,502	148,822
Acquired in-process research and development	—	1,100	—	285,100
Restructuring	50,758	4,426	70,236	24,918
Integration	744	587	744	15,926
Patent settlement	—	—	—	2,200

Total operating expenses	974,713	775,073	3,463,798	2,887,558
Operating income	76,241	180,333	519,742	273,965
Interest and other income, net	36,068	21,508	139,113	106,754
Interest expense	(6,245)	(3,650)	(27,233)	(17,996)

Income before income taxes	106,064	198,191	631,622	362,723
Provision for income taxes	45,169	79,378	227,242	205,871

Net income	$60,895	$118,813	$404,380	$156,852

Net income per share — diluted	$0.07	$0.11	$0.41	$0.15

Shares used to compute net income per share — diluted	932,985	1,064,293	983,261	1,025,856

SYMANTEC CORPORATION
Reconciliation of Consolidated Statements of
Operations to Non-GAAP Statements of Operations
(In thousands, except per share data)
(Unaudited)

		Three Months Ended		Year Ended
		March 31,		March 31,
		2007	2006	2007	2006
NET REVENUES:
GAAP net revenues		$1,357,217	$1,238,560	$5,199,366	$4,143,392
Fair value adjustment to Veritas deferred revenue	(A)	7,565	61,307	53,300	301,788
Veritas net revenue	(B)				559,258

Non-GAAP net revenues		$1,364,782	$1,299,867	$5,252,666	$5,004,438

NET INCOME :
GAAP net income:		$60,895	$118,813	$404,380	$156,852
Fair value adjustment to Veritas deferred revenue	(A)	7,565	61,307	53,300	301,788
Amortization of acquired product rights	(C)	84,873	88,769	342,333	386,441
Executive incentive bonuses	(D)	—	5,241	3,995	10,472
Stock-based compensation	(E)	35,093	9,459	153,840	43,596
Restructuring	(F)	50,758	4,426	70,236	24,918
Integration	(G)	744	587	744	27,603
Amortization of other intangible assets	(H)	49,932	50,347	201,502	195,586
Patent settlement	(I)	—	—	—	2,200
Gain on sale of strategic investments	(J)	—	—	—	(732)
Veritas SEC legal settlement	(K)	—	—	—	30,000
Acquired in-process research and development	(L)	—	1,100	—	285,100
Gain on sale of assets	(M)	(3,223)	—	(19,991)	—
Income tax effect on above items	(N)	(59,869)	(61,269)	(217,862)	(305,789)
Veritas net loss	(O)	—	—	—	(13,492)

Non-GAAP net income		$226,768	$278,780	$992,477	$1,144,543

NET INCOME PER SHARE — DILUTED:
GAAP net income per share		$0.07	$0.11	$0.41	$0.15
Stock-based compensation adjustment per share	(E,N)	0.03	0.01	0.12	0.03
Other non-GAAP adjustments per share	(A-D,F-O)	0.14	0.14	0.48	0.82

Non-GAAP net income per share		$0.24	$0.26	$1.01	$1.00

SHARES USED TO COMPUTE NET INCOME PER SHARE — DILUTED:
GAAP Shares used to compute net income per share		932,985	1,064,293	983,261	1,025,856
Converted incremental Veritas shares*		—	—	—	121,663

Non-GAAP Shares used to compute net income per share		932,985	1,064,293	983,261	1,147,519

*	Converted incremental Veritas shares equals Veritas historical shares multiplied by the exchange ratio of 1.1242.

The non-GAAP financial measures included in the table above are non-GAAP net revenue, non-GAAP net income and non-GAAP net income per share, which adjust for the following items: business combination accounting entries, expenses related to acquisitions, stock-based compensation expense, restructuring charges and charges related to the amortization of other intangible assets, and certain other items. We believe that the presentation of these non-GAAP financial measures is useful to investors, and such measures are used by our management, for the reasons associated with each of the adjusting items as described below.

(A)	Fair value adjustment to Veritas deferred revenue. We include revenue associated with Veritas deferred revenue that was excluded as a result of purchase accounting adjustments to fair value because we believe they are reflective of ongoing operating results.

(B)	Veritas’ net revenue. This amount represents Veritas’ net revenue for the three months ended March 31, 2005. We include Veritas’ net revenue because we believe it is useful in comparing the ongoing operating results of the combined company with pre-merger results of the two companies.

(C)	Amortization of acquired product rights. The amounts recorded as amortization of acquired product rights arise from prior acquisitions and are non-cash in nature. We exclude these expenses because we believe they are not reflective of ongoing operating results in the period incurred and are not directly related to the operation of our business.

(D)	Executive incentive bonuses. Consists of bonuses related to the Veritas acquisition and executive sign-on bonuses for newly hired executives. We exclude these amounts because they arise from prior acquisitions and other infrequent events and we believe they are not directly related to the operation of our business. For the three months and year ended March 31, 2007 and 2006, executive incentive bonuses were allocated as follows:

	Three months ended		Year ended
	March 31,		March 31,
	2007	2006	2007	2006
		(In thousands)
Sales and marketing	$—	$298	$1,595	$1,866
Research and development	—	1,466	1,800	2,832
General and administrative	—	3,477	600	5,774

Total executive incentive bonuses	$—	$5,241	$3,995	$10,472

(E)	Stock-based compensation. Consists of expenses for employee stock options, restricted stock units, and employee stock purchase plan determined in accordance with APB 25 and SFAS 123(R) pre and post adoption of SFAS 123(R) on April 1, 2006, respectively. We exclude these stock-based compensation expenses because they are non-cash expenses that we believe are not reflective of ongoing operating results. Further, we believe it is useful to investors to understand the impact of the application of SFAS 123(R) to our results of operations. For the three months and year ended March 31, 2007 and 2006, stock-based compensation was allocated as follows:

	Three months ended	Year ended
	March 31,	March 31,
	2007	2007
	(in thousands)
Cost of revenues	$3,454	$16,437
Sales and marketing	12,084	55,855
Research and development	12,325	57,132
General and administrative	7,230	24,416

Total stock-based compensation	$35,093	$153,840

	Three months ended			Year ended
	March 31, 2006			March 31, 2006

	Symantec	Veritas	Total	Symantec	Veritas	Total
	(in thousands)			(in thousands)
Cost of revenues			$—		$901	$901
Sales and marketing	3,962	—	3,962	13,314	1,482	14,796
Research and development	3,971	—	3,971	17,497	2,062	19,559
General and administrative	1,526	—	1,526	7,151	1,189	8,340

Total stock-based compensation	$9,459	$—	$9,459	$37,962	$5,634	$43,596

(F)	Restructuring. These amounts arise from severance, benefits, outplacement services, and excess facilities resulting from our company restructurings and we believe they are not directly related to the operation of our business.

(G)	Integration. Consists of expenses incurred for consulting services and other professional fees associated with integration activities of acquisitions. We believe they are not directly related to the operation of our business. Operating expenses for the three months and year ended March 31, 2007 included $744K of integration expenses in Sales and Marketing. For the three months and year ended March 31, 2006, integration expenses were allocated as follows:

	Three months ended			Year ended
	March 31, 2006			March 31, 2006

	Symantec	Veritas	Total	Symantec	Veritas	Total
	(in thousands)			(in thousands)
Cost of revenues	$—	$—	$—	$—	$1,057	$1,057
Sales and marketing	—	—	—	2,340	3,094	5,434
Research and development	—	—	—	1,158	2,700	3,858
General and administrative	587	—	587	12,428	4,826	17,254

Total integration expenses	$587	$—	$587	$15,926	$11,677	$27,603

(H)	Amortization of other intangible assets. The amounts recorded as amortization of other intangible assets arise from prior acquisitions and are non-cash in nature. We exclude these expenses because we believe they are not reflective of ongoing operating results in the period incurred and not directly related to the operation of our business.

(I)	Patent settlement. On May 12, 2005, we resolved the Altiris patent litigation matter with a cross-licensing agreement that resolved all legal claims between the companies. We exclude the amount of this settlement that was attributed to benefits in and prior to the period in which the settlement was reached because it arose from a specific litigation matter and we believe it is not directly related to the operation of our business.

(J)	Gain on sale of strategic investments. We have equity investments in privately held companies for business and strategic purposes. We exclude the gain on sale of strategic investments because we believe it is not reflective of ongoing operating results in the period incurred and is not directly related to the operation of our business.

(K)	Veritas SEC legal settlement. Prior to our acquisition of Veritas, Veritas accrued a $30 million penalty based on settlement discussions with the SEC. We include this settlement because we include the Veritas net loss, per note O below, and we do not believe this settlement was directly related to the operation of Veritas’ business. This settlement was paid in February 2007.

(L)	Acquired in-process research and development. The amounts recorded as acquired in-process research and development arise from prior acquisitions and are non-cash in nature. We exclude these expenses because we believe they are not reflective of ongoing operating results in the period incurred and not directly related to the operation of our business.

(M)	Gain on sale of assets. We exclude the gain on sale of Milpitas and Maidenhead buildings because we believe it is not reflective of ongoing operating results in the period incurred and is not directly related to the operation of our business.

(N)	Income tax effect on above items. This amount adjusts the provision for income taxes to reflect the effect of the non-GAAP adjustments on non-GAAP operating income.

(O)	Veritas net loss. This amount represents Veritas net loss for the three months ended March 31, 2005. We include the Veritas net loss because we believe it is useful in comparing the ongoing operating results of the combined company with pre-merger results of the two companies.

SYMANTEC CORPORATION
Reconciliation of GAAP Revenue Components
to Non-GAAP Revenue Components
(In thousands)
(Unaudited)

	Three Months Ended March 31, 2007				Three Months Ended March 31, 2006
	GAAP	Non-GAAP			GAAP	Non-GAAP
	Symantec	Adjustments		Non-GAAP	Symantec	Adjustments		Non-GAAP

Net Revenues	$1,357,217	$7,565	A	$1,364,782	$1,238,560	$61,307	A	$1,299,867

Revenue By Segment:
Security and Data Management	$516,649	$2,964	A	$519,613	$493,459	$18,423	A	$511,882
Data Center Management	$362,917	$4,609	A	$367,526	$328,277	$39,139	A	$367,416
Services	$69,358	$—	A	$69,358	$49,241	$3,751	A	$52,992
Consumer	$408,218	$1	A	$408,219	$367,579	$—	A	$367,579
Other	$75	$(9)	A	$66	$4	$(6)	A	$(2)

Revenue by Geography:
Americas (*)	$729,747	$4,711	A	$734,458	$673,833	$40,648	A	$714,481
EMEA	$442,395	$2,339	A	$444,734	$399,523	$15,315	A	$414,838
Asia Pacific/Japan	$185,075	$515	A	$185,590	$165,204	$5,344	A	$170,548

Total U.S. Revenue	$654,747	$4,401	A	$659,148	$611,362	$38,465	A	$649,827
Total International Revenue	$702,470	$3,164	A	$705,634	$627,198	$22,842	A	$650,040
We believe the non-GAAP revenue measures set forth above are useful to investors, and such items are used by our management, because revenue associated with Veritas deferred revenue that was excluded as a result of purchase accounting adjustments to fair value is reflective of ongoing operating results.

*	The Americas revenue includes the U.S., Latin America, and Canada.
Footnote:
A To include Veritas’ deferred revenue that was excluded as a result of adjustments to fair value.

SYMANTEC CORPORATION
Reconciliation of GAAP deferred revenue
to non-GAAP deferred revenue
(Unaudited)

	March 31, 2007	March 31, 2006
Deferred revenue reconciliation (in thousands)
GAAP deferred revenue	$2,753,783	$2,163,452

Add back:
Fair value adjustment to Veritas deferred revenue (1)	17,958	57,529

Non-GAAP deferred revenue (2)	$2,771,741	$2,220,981

Add back:
SAB 108 adjustment		100,084

Non-GAAP deferred revenue adjusted for SAB 108 (2)(3)		$2,321,065

(1)	Fair value adjustment to Veritas deferred revenue. We include revenue associated with Veritas deferred revenue that was excluded as a result of purchase accounting adjustments to fair value because we believe it is reflective of ongoing operating results.

(2)	We believe that providing the non-GAAP item set forth above is useful to investors, and such item is used by our management, for the reasons associated with the adjusting item as described.

(3)	The GAAP SAB 108 adjustment was applied on April 1, 2006. We believe that providing a non-GAAP deferred revenue balance as of March 31, 2006 that is adjusted for SAB 108 allows comparison of our deferred revenue balance on a consistent basis.

SYMANTEC CORPORATION
Guidance- Reconciliation of projected GAAP revenue and earnings per share to non-GAAP revenue and earnings per share
(Unaudited)

	Q1 FY’08	Total FY’08
Revenue reconciliation (in billions)
GAAP revenue range	$1.275 - $1.305	$5.59 - $5.69

Add back:
Fair value adjustment to Veritas deferred revenue (1)	0.006	0.016
Fair value adjustment to Altiris deferred revenue (2)	0.014	0.044

Non-GAAP revenue range*	$1.295 - $1.325	$5.65 - $5.75

Earnings per share reconciliation
GAAP earnings per share range	$0.00 - $0.02	$0.45 - $0.50

Add back:
Stock-based compensation, net of tax (3)	0.03	0.14
Fair value adjustment to Veritas and Altiris deferred revenue, amortization of	0.15	0.51
acquired product rights and other intangible assets, and restructuring (1,2,4,5)

Non-GAAP earnings per share range*	$0.18 - $0.20	$1.10 - $1.15

*	We believe that providing a forecast of the non-GAAP items set forth above is useful to investors, and such items are used by our management, for the reasons associated with each of the adjusting items as described below.

(1)	Fair value adjustment to Veritas deferred revenue. We include revenue associated with Veritas deferred revenue that was excluded as a result of purchase accounting adjustments to fair value because we believe they are reflective of ongoing operating results.

(2)	Fair value adjustment to Altiris deferred revenue. We include revenue associated with Altiris deferred revenue that was excluded as a result of purchase accounting adjustments to fair value because we believe they are reflective of ongoing operating results.

(3)	Stock-based compensation, net of tax. Consists of expenses for employee stock options, restricted stock units, and employee stock purchase plan determined in accordance SFAS 123(R). We exclude these stock-based compensation expenses because they are non-cash expenses that we believe are not reflective of ongoing operating results. Further, we believe it is useful to investors to understand the impact of the application of SFAS 123(R) to our results of operations.

(4)	Amortization of acquired product rights and other intangible assets. The amounts recorded as amortization of acquired product rights and other intangible assets arise from prior acquisitions and are non-cash in nature. We exclude these expenses because we believe they are not reflective of ongoing operating results in the period incurred and not directly related to the operation of our business.

(5)	Restructuring. This amount arises from severance, benefits, outplacement services, and excess facilities resulting from our company restructuring. We exclude this amount because we believe it is not reflective of ongoing operating results in the period incurred and not directly related to the operation of our business.

SYMANTEC CORPORATION
Guidance — Reconciliation of projected GAAP deferred revenue to non-GAAP deferred revenue
(Unaudited)

June 30, 2007
Deferred revenue reconciliation (in billions)
GAAP deferred revenue	$2.71 - $2.75

Add back:
Fair value adjustment to Veritas deferred revenue (*)	$0.01
Fair value adjustment to Altiris deferred revenue (*)	$0.03

Non-GAAP deferred revenue (**)	$2.75 - $2.79

(*)	Fair value adjustment to Veritas and Altiris deferred revenue. We include revenue associated with Veritas and Altiris deferred revenue that was excluded as a result of purchase accounting adjustments to fair value because we believe it is reflective of ongoing operating results.

(**)	We believe that providing the non-GAAP item set forth above is useful to investors, and such item is used by our management, for the reasons associated with the adjusting item as described above.